UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 7, 2005

Goody’s Family Clothing, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Tennessee
(State or Other Jurisdiction of Incorporation)

0-19526 (Commission File Number)	62-0793974 (I.R.S. Employer Identification Number)
400 Goody’s Lane, Knoxville, Tennessee 37922
(Address of Principal Executive Offices) (Zip Code)
(865) 966-2000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 7, 2005, Goody’s Family Clothing, Inc. (the “Company”) entered into an Acquisition Agreement and Agreement and Plan of Merger (the “Merger Agreement”) with GFC Enterprises, Inc. (“Acquisition Corp.”) and GFC Holding Corp. (“Parent”), which is included as Exhibit 2.1. Pursuant to the terms of the merger agreement, Acquisition Corp., an affiliate of Sun Capital Partners IV, LP (“Sun”), will commence a cash tender offer to acquire all of the issued and outstanding shares of the Company’s common stock at a price of $8.00 per share in cash. Following the offer, the Merger Agreement requires that, subject to the conditions set forth therein, Acquisition Corp. will be merged with the Company and, in connection therewith, shares not tendered in the offer would be converted into the right to receive $8.00 per share in cash.
Consummation of the tender offer is subject to certain conditions, including the tender of at least 51% of the Company’s fully diluted shares, that there be no event or occurrence which would have a material adverse effect on the Company, that there be no law, order or injunction that would affect the ability of the parties to consummate the tender offer, that there be no action by a governmental authority challenging the transactions, that the Company receives the approval of its lenders, that the Company comply with its covenants and not have breached its representations and warranties (subject to applicable materiality qualifiers) and other customary conditions. Closing of the merger is conditioned upon consummation of the tender offer and there being no law, order or injunction that is then in effect that would prevent or prohibit consummation of the merger or would otherwise impose material limitations on the ability of Acquisition Corp. and Parent effectively to acquire or hold the business of the Company.
Subject to regulatory requirements and the terms of the Merger Agreement, upon consummation of the tender offer, Parent and Acquisition Corp. will be entitled to appoint that number of directors to the Company’s Board of Directors as is in proportion to the percentage of the shares of the Company’s common stock purchased in the tender offer; provided that three of the Company’s current independent directors will be permitted to remain on the Board of Directors until the consummation of the merger.
The Company has made customary representations and warranties in the Merger Agreement, including among others, representations and warranties relating to the Company’s capitalization, compliance with laws, litigation, taxes, employee benefits and ownership of assets. The Company has also agreed to customary covenants in the Merger Agreement, including among others, not to (A) solicit, initiate, knowingly encourage or facilitate proposals relating to alternative acquisition proposals or (B) subject to certain limited exceptions to permit the Board of Directors to comply with its fiduciary duties, enter into discussions concerning or provide confidential information in connection with alternative acquisition proposals. The operating covenants in the Merger Agreement also provide, among other things, that (i) without Parent’s prior consent, the Company shall operate its business only in the ordinary course and shall not purchase or sell any material assets or declare or pay any dividends and (ii) the Company shall enter into a Management Services Agreement with an affiliate of Parent immediately prior to consummation of the tender offer providing for certain management fees with respect to services to be provided after the consummation of the tender offer in amounts to be determined by the Board of Directors after consummation of the tender offer. As a result, the Company will cease paying its quarterly cash dividends, effective immediately.
The Merger Agreement contains certain termination rights for both Parent and the Company, including a provision which would allow the Board of Directors of the Company to terminate the Merger Agreement in order to comply with its fiduciary duties with respect to an unsolicited superior transaction proposed by a third party and a provision which would allow Acquisition Corp. and Parent to terminate the Merger Agreement if the Board of Directors withdraws, modifies or changes, in a manner adverse to Acquisition Corp. and Parent, its approval of the transactions or has approved or failed to promptly take a position with respect to or recommend against acceptance of any alternative acquisition proposal. If the Company’s Board of Directors exercises its right to terminate the Merger Agreement in connection with a superior proposal or Acquisition Corp. and Parent were to terminate the Merger Agreement as described in the previous sentence or as a result of the Company’s breach of its covenants under the Merger Agreement, the Company would be required to pay a break up fee of $10,875,000 to Parent and to reimburse its expenses up to $3 million. If the Company or the Parent terminates the Merger Agreement under certain other circumstances the Company will be required only to reimburse Parent for its expenses, up to $3 million. No assurance can be given that the conditions to closing the transactions contemplated by the Merger Agreement will be satisfied, or that the transactions ultimately will be consummated.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
In connection with and as an inducement to Parent’s execution of the Merger Agreement, on October 7, 2005, the Company entered into a Stock Option Agreement (the “SOA”) with Acquisition Corp and Parent, which is included as Exhibit 10.108. The Company granted Acquisition Corp. an irrevocable option (the “Top-Up Option”) to purchase a specified number of common shares of the Company (the “Common Stock”), subject to certain terms, including NASDAQ limitations, and termination provisions. The Top-Up Option may be exercised at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the occurrence of a Top-Up Termination Event (as defined below).
A Top-Up Exercise Event occurs for purposes of the SOA upon Acquisition Corp.’s payment for shares of Common Stock of the Company constituting at least 80% of the shares of the Common Stock then outstanding but less than 90% of the shares of Common Stock on a fully-diluted basis. A Top-Up Termination Event is defined as any of the following; (i) the Effective Time, as defined in the Merger Agreement, (ii) the date which is thirty-five days after the occurrence of the Top-Up Exercise Event (or such later date on which the closing of a purchase may be consummated), and (iii) the termination of the Merger Agreement.
The foregoing description of the SOA is qualified in its entirety by reference to the copy of the SOA which is attached hereto as Exhibit 10.108 and is incorporated herein by reference.
In connection with the Merger Agreement and in order to induce Parent and Acquisition Corp. to enter into the Merger Agreement, Robert M. Goodfriend, the Company’s Chairman and Chief Executive Officer, and members of his family and certain trusts, who own collectively approximately 42% of the Company’s outstanding common stock, entered into a Support Agreement, dated as of October 7, 2005 (the “Support Agreement”), with Parent and Acquisition Corp., which is attached as Exhibit 10.109, pursuant to which such shareholders have agreed, among other things, to tender their shares of Company common stock in the Offer and to vote (to the extent required) in favor of the adoption of the Merger Agreement, and have granted to certain officers of Parent a proxy with respect to the voting of their shares of Company common stock, upon the terms set forth in the Support Agreement. The Support Agreement terminates upon the termination of the Merger Agreement.
The foregoing description of the Support Agreement is qualified in its entirety by reference to the copy of the Support Agreement which is attached hereto as Exhibit 10.109 and is incorporated herein by reference.
In connection with the Merger Agreement, Sun and Parent entered into a commitment letter (the “Commitment Letter”), with respect to which the Company is a third party beneficiary. The Commitment Letter is attached hereto as Exhibit 10.110. Pursuant to the Commitment Letter, Sun agreed, subject to the terms and conditions of the Merger Agreement to provide the funds necessary for Acquisition Corp. to finance the tender offer and the merger. In addition, in the event the Merger Agreement is terminated as a result of a breach of the Merger Agreement by Acquisition Corp. or Parent, Sun guaranteed that it shall contribute (directly or indirectly) to Parent, upon the final and non-appealable determination of such breach, all damages awarded therefore with respect to Parent and Acquisition Corp. in an aggregate amount not to exceed (a) the amount of the Company’s break up fee plus (b) the lesser of the aggregate amount of the Company’s expenses and $3,000,000.
The foregoing description of the Commitment Letter is qualified in its entirety by reference to the copy of the Commitment Letter which is attached hereto as Exhibit 10.110 and is incorporated herein by reference.
The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. At the time the tender offer is commenced, Parent and Acquisition Corp. will file a Tender Offer Statement and the Company will file a Solicitation/Recommendation Statement with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the offer. The offer to purchase, the related letter of transmittal and certain other documents, as well as the Solicitation/Recommendation Statement, will be made available to all shareholders of the Company, at no expense to them. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will also be available at no charge at the SEC’s website at www.sec.gov.
Item 8.01. Other Events.
On October 10, 2005, the Company issued a press release regarding the execution of the Merger Agreement, the SOA and the Support Agreement. The full text of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits:

2.1	Acquisition Agreement and Agreement and Plan of Merger, among the Company, GFC Enterprises, Inc., and GFC Holding Corp., dated October 7, 2005

10.108	Stock Option Agreement, among the Company, GFC Enterprises, Inc., and GFC Holding Corp., dated October 7, 2005

10.109	Support Agreement, among the Company, GFC Enterprises, Inc., GFC Holding Corp. and certain shareholders of the Company, dated October 7, 2005

10.110	Commitment Letter, between Sun Capital Partners IV, LP and GFC Holding Corp., dated October 7, 2005

99.1	Press Release, dated October 10, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goody’s Family Clothing, Inc.

Date: October 11, 2005	By	/s/ Edward R. Carlin

Edward R. Carlin
Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
2.1	Acquisition Agreement and Agreement and Plan of Merger, among the Company, GFC Enterprises, Inc., and GFC Holding Corp., dated October 7, 2005
10.108	Stock Option Agreement, among the Company, GFC Enterprises, Inc., and GFC Holding Corp., dated October 7, 2005
10.109	Support Agreement, among the Company, GFC Enterprises, Inc., GFC Holding Corp. and certain shareholders of the Company, dated October 7, 2005
10.110	Commitment Letter, between Sun Capital Partners IV, LP and GFC Holding Corp., dated October 7, 2005
99.1	Press Release, dated October 10, 2005